Exhibit 99.1

AMERICAN APPAREL REPORTS PRELIMINARY SECOND QUARTER 2010 FINANCIAL RESULTS

▪	Second quarter 2010 net sales of approximately $132 million to $134 million, a decrease compared to $136.1 million for the second quarter of 2009

▪	Preliminary second quarter 2010 loss from operations in the range of $5 million to $7 million, as compared to income from operations of $7.3 million for the second quarter of 2009

LOS ANGELES, August 17, 2010 – American Apparel, Inc. (NYSE Amex: APP), a vertically integrated manufacturer, distributor, and retailer of branded fashion basic apparel, today announced preliminary financial results for the second quarter ended June 30, 2010. Final second quarter results, including net income and earnings per share will be included with the Form 10-Q for the second quarter ended June 30, 2010.

American Apparel expects to report net sales for the second quarter ended June 30, 2010 in the range of $132 million to $134 million, a decrease versus net sales of $136.1 million for the second quarter ended June 30, 2009. Comparable store sales for stores open at least 12 months declined 16% on a constant currency basis. American Apparel ended the quarter with 279 retail stores, having closed three retail stores and opened two during the second quarter of 2010, as compared to 272 retail stores at the end of the second quarter of 2009.

Gross margin for the second quarter of 2010 is expected to be in the range of 50% to 52%, as compared to 59.0% for the prior year second quarter. Gross margin was negatively impacted by a shift in mix from retail to wholesale net sales, which generate lower margins, and by lower labor efficiency at the Company’s production facilities in the second quarter of 2010 compared to the prior year period. The lower labor efficiency was primarily a result of the hiring of over 1,600 net new manufacturing workers during the second quarter of 2010, as well as the impact of an increase in the mix of more complex retail styles produced.

Loss from operations for the second quarter of 2010 is expected to be in the range of $5 million to $7 million, as compared to income from operations of $7.3 million in the second quarter of 2009.

Total debt increased by $28.9 million, to $120.3 million at June 30, 2010 from $91.4 million at March 31, 2010. As of June 30, 2010, the company had approximately $22 million and $4 million of availability under its U.S. and Canadian revolving credit facilities, respectively. Inventory is expected to be in the range of $151 million to $154 million at June 30, 2010, an increase from $138.4 million at March 31, 2010. For the quarter ended June 30, 2010, capital expenditures are expected to be in the range of $4 million to $5 million.

Anticipated Covenant Non-Compliance Beginning September 30, 2010

On June 23, 2010, the Company entered into an amendment of its credit agreement with its second lien lender. The Company expects that as of June 30, 2010, based on the preliminary financial results for the second quarter, it was in compliance with all covenants under the second lien credit agreement. However, based on the Company’s preliminary financial results for the second quarter ended June 30, 2010 and trends occurring in the Company’s business after the second quarter and projected for the remainder of 2010, the Company believes that it is probable that as of September 30, 2010, the Company will not be in compliance with the minimum Consolidated EBITDA covenant under the second lien credit agreement.

The Company plans to work with the second lien lender to obtain the appropriate amendments prior to the anticipated covenant default; however, the Company can provide no assurances that it will be successful in securing such amendments or, if secured, the terms thereof. Noncompliance with covenants under the Company’s second lien credit agreement constitutes an event of default under the Company’s U.S. revolving credit facility, which if not waived, could block the Company from making borrowings under the revolving credit facility. In addition, all indebtedness under the Company’s U.S. revolving credit facility and the Company’s second lien credit agreement could be declared immediately due and payable. There can be no assurance that if either or both of these events were to take place, that the Company would be able to obtain the additional sources of liquidity required to continue operations.

The Company expects to report a substantial loss from operations and negative cash flows from operating activities for the six months ended June 30, 2010. Based on this, and trends occurring in the Company’s business after the second quarter and projected for the remainder of 2010, the Company may not have sufficient liquidity necessary to sustain operations for the next twelve months. The Company’s current operating plan indicates that losses from operations are expected to continue through at least the third quarter of 2010. These factors, among others, raise substantial doubt that the Company will be able to continue as a going concern. As disclosed in the Company’s Quarterly Report on Form 10-Q for the Quarter ended March 31, 2010 (discussed below), the Company’s management continues to develop a plan to improve the operating performance and the financial position of the Company, however there can be no assurance that management’s plan will be successful.

Filing of Form 10-Q for the Quarter Ended March 31, 2010

As of August 17, 2010, the Company had filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. On May 19, 2010, the Company had reported preliminary financial results for the quarter ended March 31, 2010, which were subject to adjustment pending the completion of the preparation and review of the financial statements and related disclosures for the quarter ended March 31, 2010. At the time that the Company reported its preliminary financial results for the quarter ended March 31, 2010, it performed an evaluation of the recoverability of certain assets at its retail stores and determined that the fair value of assets at certain stores was less than their carrying value at March 31, 2010. Based on the preliminary results of operations through March 31, 2010, the sales performance of the Company’s retail stores through May 19, 2010, and projected future cash flows at that date for its retail stores over the lengths of their respective real estate leases, the Company recorded an impairment charge relating to certain retail store leasehold improvements of approximately $0.4 million. However, in connection with the filing of the Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, the Company re-evaluated the recoverability of retail store assets based on the preliminary results of operations through June 30, 2010, the sales performance of the Company’s retail stores through August 16, 2010, and projected future cash flows at that date, as revised through that date. Based on this additional information, the impairment charge for the first quarter of 2010 was $4.2 million. This re-evaluation of the retail store impairment charges did not result in any changes to the Company’s net cash flows, cash position, revenues or comparable store sales for the quarter ended March 31, 2010.

Delay in Filing of Form 10-Q for the Quarter Ended June 30, 2010

While the financial results reported herein are preliminary and subject to adjustment, the Company is working to complete the preparation and review of the financial statements, and related disclosures, for the quarter ended June 30, 2010.

As disclosed in the Company’s Form 8-K filed on July 28, 2010, Deloitte & Touche, LLP ("Deloitte") resigned as the independent registered public accounting firm of the Company effective July 22, 2010. On July 26, 2010 the Company engaged Marcum LLP (formerly known as Marcum & Kliegman LLP, “Marcum”) as the Company’s independent registered public accounting firm. Marcum had served as the Company’s independent registered public accounting firm for the years 2005 through 2008. The Audit Committee of the Board of Directors of the Company dismissed Marcum and appointed Deloitte on April 3, 2009.

The Company’s newly appointed auditors, Marcum, need sufficient time to complete their review procedures for the quarter ended June 30, 2010. Until the Company is able to complete the preparation and review of the financial statements, and related disclosures, and Marcum is able to complete their review procedures for the quarter ended June 30, 2010, the Company is not in a position to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. The Company intends to file the Form 10-Q for the second quarter of 2010 as soon as practicable, currently expected by no later than September 15, 2010. No assurances can be given as to when the Form 10-Q will ultimately be filed, or that the financial statements contained therein will not differ materially from those presented in this preliminary earnings release.

As additionally disclosed in the Company’s Form 8-K filed on July 28, 2010, the Company reported that it had been advised by Deloitte that certain information had come to Deloitte’s attention that if further investigated may materially impact the reliability of either its previously issued audit report or the underlying consolidated financial statements for the year ended December 31, 2009 included in the Company’s 2009 Form 10-K. It is the Company’s understanding that the “certain information” refers to the Company's financial results for the first quarter of 2010, trends in the Company's business occurring after the first quarter of 2010 and the Company’s projected financial results for the remainder of 2010 as of April 30, 2010. Deloitte requested that the Company provide Deloitte with additional information Deloitte believes is necessary to review before the Company and Deloitte can reach any conclusions as to the reliability of the previously issued consolidated financial statements for the year ended December 31, 2009 and auditors’ report thereon. The “additional information” principally relates to accounting estimates regarding the valuation of certain of the Company’s assets, including, but not limited to, deferred tax assets and leasehold improvements, as of December 31, 2009 in light of the certain information referenced above. The Company does not currently believe that the resolution of this matter will result in any changes to its net cash flows, cash position, revenues or comparable store sales as of December 31, 2009 or subsequent periods, though no assurance can be given in this regard. As soon as practicable following the completion of such review, the Company intends to announce the final conclusions regarding these matters and, if necessary, file any amendments to its previous filings with the Securities and Exchange Commission that may be required.

About American Apparel

American Apparel is a vertically integrated manufacturer, distributor, and retailer of branded fashion basic apparel based in downtown Los Angeles, California. As of August 15, 2010, American Apparel employed approximately 10,000 people and operated over 280 retail stores in 20 countries, including the United States, Canada, Mexico, Brazil, United Kingdom, Ireland, Austria, Belgium, France, Germany, Italy, the Netherlands, Spain, Sweden, Switzerland, Israel, Australia, Japan, South Korea, and China. American Apparel also operates a leading wholesale business that supplies high quality T-shirts and other casual wear to distributors and screen printers. In addition to its retail stores and wholesale operations, American Apparel operates an online retail e-commerce website at http://www.americanapparel.com.

Safe Harbor Statement

This press release may contain forward-looking statements which are based upon the current beliefs and expectations of our management, but are subject to risks and uncertainties, which could cause actual results and/or the timing of events to differ materially from those set forth in the forward-looking statements, including, among others: changes in the level of consumer spending or preferences or demand for our products; increasing competition; our ability to hire and retain key personnel and our relationship with our employees; suitable store locations and our ability to attract customers to our stores; effectively carrying out and managing our growth strategy; failure to maintain the value and image of our brand and protect our intellectual property rights; declines in comparable store sales; seasonality; consequences of our significant indebtedness, including our relationships with our lenders and our ability to comply with our debt agreements, generate cash flow to service our debt; our ability to obtain amendments to our credit facilities prior to expected covenant defaults; our ability to extend, renew or refinance our existing debt; our ability to regain compliance with the stock exchange rules; the completion of the preparation and review of financial statements and related disclosures for the second quarter ended June 30, 2010, including any restatement, if applicable; our ability to develop and implement plans to improve our operations and financial position; costs of materials and labor; our ability to improve manufacturing efficiency at our production facilities; location of our facilities in the same geographic area; manufacturing, supply or distribution difficulties or disruptions; risks of financial nonperformance by customers; investigations, enforcement actions and litigation; compliance with or changes in laws and regulations; costs as a result of operating as a public company; material weaknesses in internal controls; interest rate and foreign currency risks; loss of U.S. import protections or changes in duties, tariffs and quotas and other risks associated with international business; our ability to upgrade our information technology infrastructure and other risks associated with the systems that operate our online retail operations; general economic and industry conditions, including worsening U.S. and foreign economic conditions and turmoil in the financial markets; and other risks detailed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, and Form 10-K/A for the year ended December 31, 2009, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. Our filings with the SEC are available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:
Joseph Teklits / Jean Fontana
ICR
(203) 682-8200

Adrian Kowalewski
Chief Financial Officer
American Apparel
(213) 488-0226